UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 8, 2021

AUDDIA INC.

 (Exact name of registrant as specified in its charter)

Delaware	001-40071	45-4257218
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 Central Avenue, Suite 200
Boulder, Colorado	80301
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 219-9771

Not Applicable

Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock	AUUD	Nasdaq Stock Market
Common Stock Warrants	AUUDW	Nasdaq Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.02 Termination of a Material Definitive Agreement.

On July 7, 2021, Auddia Inc. (“Auddia” or the “Company”) paid $2 million out of its restricted cash to pay off the outstanding balance of its line of credit with Bank of the West. Following this payment, the line of credit agreement will be terminated.

Following our IPO in February 2021, we paid down the outstanding principal balance on the bank line of credit from $6 million to $2 million and the available principal balance for the line of credit was reduced from $6 million to $2 million.

The line of credit had been collateralized by all assets of the Company, including $2 million of cash held in a control account at the lender. We also had maintained a minimum balance at the lender to cover two months of interest payments. The interest rate on the line of credit had been a variable rate based on the bank’s prime rate plus 1% (4.25% at June 30, 2021).

Item 8.01 Other Events.

Exercise of Series A Warrants

On July 6, 2021, certain holders of the Company’s publicly traded Series A Warrants exercised 1,072,692 warrants at the cash exercise price of $4.5375 per share. As a result, we issued 1,072,692 additional shares of common stock and received additional cash net proceeds of approximately $4.9 million.

Following this warrant exercise and the credit line payoff described above, as of July 8, 2021:

•	Our outstanding shares of common stock have increased to 12,363,520.
•	3,518,898 Series A Warrants remain outstanding and unexercised.
•	Cash is approximately $9.4 million (none of which is restricted).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUDDIA INC.

July 8, 2021	By:	/s/ Brian Hoff
Name: Brian Hoff
Title: Chief Financial Officer